Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 24, 2021, with respect to the consolidated financial statements of Royalty Pharma plc and subsidiaries, in the Registration Statement (Form S-4) and related Prospectus of Royalty Pharma plc for the registration of its senior notes.

/s/ Ernst & Young

Dublin, Ireland

June 17, 2021